EXHIBIT 99.1

Sun Hydraulics Reports 13th Consecutive Quarter of Double Digit Sales Growth, 11th Consecutive Quarter of Double Digit Growth in Earnings

SARASOTA, FL, Aug 08, 2006 (MARKET WIRE via COMTEX News Network) — Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the second quarter of 2006 as follows:

(Dollars in millions except net income per share)

	July 1, 2006	July 2, 2005	Increase

Three Months Ended
Net Sales	$36.9	$31.0	19%
Net Income	$4.3	$3.5	23%
Net Income per share:
Basic	$0.39	$0.33	18%
Diluted	$0.39	$0.32	22%

Six Months Ended
Net Sales	$71.1	$60.1	18%
Net Income	$8.5	$7.0	21%
Net Income per share:
Basic	$0.78	$0.65	20%
Fully Diluted	$0.77	$0.65	18%

“We continued to see strong demand across all segments in the second quarter,” said Allen Carlson, Sun Hydraulics’ President and CEO. “Sun has reported double digit growth in sales and earnings going back to 2003 and we expect more of the same for the third quarter as orders heading into the quarter remain strong and steady.”

“Sales and orders were strong in the second quarter, although earnings were constrained due to additional material and fixed cost increases,” Carlson continued. “Productivity gains have offset much of the previous years’ cost increases. However, this year the additional costs have outpaced productivity gains. Consequently, in July, we implemented a mid-year price increase to stem further margin erosion and improve future earnings.”

“We are continually looking at better, more efficient ways to make our products,” Carlson explained. “To achieve this, we have accelerated capital investments that will further improve capacity and productivity.”

Concluding, Carlson said, “We expect strong sales, further productivity improvements and nearly a full quarter of the price increase to result in improved earnings next quarter.”

Stock Buyback

In June, 2006, the Board of Directors announced a stock buyback of up to $2.5 million. The stock buyback was completed in July 2006, with the entire $2.5 million being repurchased.

Recognition

During the quarter, Sun was included in Business Week’s “Top 100 Hot Growth Companies of 2006” (ranked #61) and also included in Fortune magazine’s “2006 Small Business 100” list (ranked #14). In addition, as of July 1, 2006, Sun qualified for and was included in the new NASDAQ Global Select Market, by meeting the highest initial listing standard established by NASDAQ when it became a stock exchange.

Outlook

2006 third quarter sales are estimated to be approximately $36 million, a 25% increase over the same period last year. Third quarter earnings per share are estimated to be between $0.38 and $0.40 per share, compared to $0.27 per share last year, approximately a 44% increase in earnings.

Webcast

Sun Hydraulics Corporation will broadcast its second quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, August 9, 2006. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases”.

Webcast Q&A

Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2005 and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended April 1, 2006. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	July 1, 2006	July 2, 2005
	(unaudited)	(unaudited)
Net sales	$36,928	$31,014
Cost of sales	25,689	20,928

Gross profit	11,239	10,086
Selling, engineering and administrative expenses	4,690	4,524

Operating income	6,549	5,562
Interest expense	66	147
Foreign currency transaction loss/(gain)	72	(145)
Miscellaneous income, net	(90)	(23)

Income before income taxes	6,501	5,583
Income tax provision	2,187	2,047

Net income	$4,314	$3,536

Basic net income per common share	$0.39	$0.33
Weighted average basic shares outstanding	10,932	10,873
Diluted net income per common share	$0.39	$0.32
Weighted average diluted shares outstanding	10,995	10,975
Dividends declared per share	$0.100	$0.050

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Six months ended
	July 1, 2006	July 2, 2005
	(unaudited)	(unaudited)
Net sales	$71,114	$60,093
Cost of sales	48,895	40,254

Gross profit	22,219	19,839
Selling, engineering and administrative expenses	9,360	8,743

Operating income	12,859	11,096
Interest expense	136	283
Foreign currency transaction loss/(gain)	31	(257)
Miscellaneous income, net	(62)	(32)

Income before income taxes	12,754	11,102
Income tax provision	4,260	4,100

Net income	$8,494	$7,002

Basic net income per share	$0.78	$0.65
Basic weighted average shares outstanding	10,932	10,750
Diluted net income per share	$0.77	$0.65
Diluted weighted average share outstanding	10,998	10,847
Dividends declared per share	$0.200	$0.125

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 1, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,456	$5,417
Restricted cash	55	413
Accounts receivable, net of allowance for doubtful accounts of $116 and $110	15,074	10,975
Inventories	9,138	7,870
Income taxes receivable	—	236
Deferred income taxes	782	782
Other current assets	711	864

Total current assets	33,216	26,557
Property, plant and equipment, net	48,009	45,181
Other assets	1,865	1,823

Total assets	$83,090	$73,561

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,830	$4,822
Accrued expenses and other liabilities	3,503	3,857
Long-term debt due within one year	413	398
Dividends payable	1,084	1,089
Income taxes payable	479	—

Total current liabilities	10,309	10,166
Long-term debt due after one year	4,332	1,986
Deferred income taxes	4,701	4,688
Other liabilities	272	281

Total liabilities	19,614	17,121
Shareholders’ equity:
Common stock	11	11
Capital in excess of par value	31,006	32,466
Unearned compensation related to outstanding restricted stock	—	(741)
Retained earnings	29,721	23,406
Accumulated other comprehensive income	3,312	1,647
Treasury stock	(574)	(349)

Total shareholders’ equity	63,476	56,440

Total liabilities and shareholders’ equity	$83,090	$73,561

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Six months ended
	July 1, 2006	July 2, 2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$8,494	$7,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,932	2,779
Loss on disposal of assets	62	7
Provision for deferred income taxes	13	(2)
Allowance for doubtful accounts	6	(7)
Stock-based compensation expense	309	165
Stock options income tax benefit	(42)	—
(Increase) decrease in:
Accounts receivable	(4,105)	(2,872)
Inventories	(1,268)	(747)
Income taxes receivable	236	—
Other current assets	153	(390)
Other assets, net	(56)	108
Increase (decrease) in:
Accounts payable	8	1,306
Accrued expenses and other liabilities	829	962
Income taxes payable	521	108
Other liabilities	(9)	(10)

Net cash provided by operating activities	8,083	8,409
Cash flows used in investing activities:
Investment in WhiteOak	—	(400)
Capital expenditures	(4,816)	(3,638)
Proceeds from dispositions of equipment	20	1

Net cash used in investing activities	(4,796)	(4,037)
Cash flows used in financing activities:
Proceeds from debt	5,000	—
Repayment of debt	(2,639)	(703)
Proceeds from exercise of stock options	73	2,273
Proceeds from stock issued	114	69
Payments for purchase of treasury stock	(2,665)	(27)
Dividends to shareholders	(2,183)	(1,065)
Stock options income tax benefit	42	—

Net cash (used in) provided by financing activities	(2,258)	547
Effect of exchange rate changes on cash and cash equivalents	652	(205)

Net increase in cash and cash equivalents	1,681	4,714
Cash and cash equivalents, beginning of period	5,830	9,762

Cash and cash equivalents, end of period	$7,511	$14,476

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$136	$283
Income taxes	$3,532	$4,605

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended July 1, 2006
Sales to unaffiliated customers	$23,332	$4,072	$5,193	$4,331	$—	$36,928
Intercompany sales	6,615	—	26	666	(7,307)	—
Operating income	4,271	596	1,175	583	(76)	6,549
Depreciation	1,088	38	122	241	—	1,489
Capital expenditures	2,534	18	49	251	—	2,852

Three Months Ended July 2, 2005
Sales to unaffiliated customers	$19,557	$3,251	$4,097	$4,109	$—	$31,014
Intercompany sales	5,573	—	20	745	(6,338)	—
Operating income	3,862	467	915	334	(16)	5,562
Depreciation	985	38	110	256	—	1,389
Capital expenditures	1,457	2	33	608	—	2,100

Six Months Ended July 1, 2006
Sales to unaffiliated customers	$44,193	$8,162	$9,770	$8,989	$—	$71,114
Intercompany sales	13,292	—	62	1,452	(14,806)	—
Operating income	8,328	1,202	2,116	1,322	(109)	12,859
Depreciation	2,119	75	241	484	—	2,919
Capital expenditures	4,406	21	62	327	—	4,816

Six Months Ended July 2, 2005
Sales to unaffiliated customers	$37,703	$5,917	$8,179	$8,294	$—	$60,093
Intercompany sales	11,435	—	42	1,348	(12,825)	—
Operating income	7,734	798	2,089	652	(177)	11,096
Depreciation	1,962	75	219	523	—	2,779
Capital expenditures	2,832	7	94	705	—	3,638